Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, December 20, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.024625 per unit, payable on January 14, 2022, to unit holders of record on December 31, 2021.

This month’s distribution increased slightly from the previous month as the result of an increase in the pricing for oil for the Texas Royalty Properties during the month of October. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of October.

WADDELL RANCH

In reporting October production of the Underlying Properties for this month’s press release, production for oil volumes was 133,626 (gross) and was priced at about $80.18 per bbl. Production for gas volumes (including gas liquids) was 369,258 mcf (gross) and was priced at about $8.89 per mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $13,412,816 (gross) for October. Lease Operating Expenses were $2,111,672 (gross) and Capital Expenditures were $6,522,153 (gross) for October. This would put the Trust’s proceeds as a positive $3,584,243 (net) for the month of October, leaving an excess cost deficit cumulative of $15.2 million (net).

There have been a lot of questions and requests for clarification of the activity of the 2021 budget regarding the Waddell Ranch. The Trustee would like to simplify the understanding of the impact of that activity on the unitholders of the Trust. First, Blackbeard is the majority operator the Waddell Ranch. They have approximately 51% ownership while other partners have the remaining 49% of working interest ownership. Of Blackbeard’s 51% ownership, it is burden by the Trust’s net profit interest (NPI) of 75% of Blackbeard’s ownership, resulting in the Trust’s net ownership of approximately 38% in the certain properties in the Waddell Ranch. So, when the Gross Budget are numbers are discussed they are speaking of the entire project. However, for the relevancy to the unitholder’s understanding, only the numbers net to the Trust will be presented going forward.

The original 2021 budget for Waddell Ranch, net to the Trust, was conservatively projected to be $32.5 million, with approximately 34.1 new drill wells, 9 recompletions and 32.6 plug and abandonments for the year. However, Blackbeard, after reviewing the various potential of the Waddell Ranch, has increased the 2021 budget to $51 million for the year, with 32.25 drill wells and 52.5 recompletions on properties relating to the Trust’s ownership, along with the projected 32.6 plugged and abandonment wells. In their view, there was lot of potential production behind pipe and the recompletions program would be very cost effective. As of the November reporting, approximately $49.9 million has been spent along this new budget.

Resulting producing well count relating to activity on the Waddell Ranch properties (net to the Trust) through the month of October reflects 41.0 recompletion wells that are producing and with first sales. New producing drill well count (net to the Trust) through the month of October were 22.9 new drill wells that are producing and with first sales. As of October, there are 7.9 new drill wells waiting on completion along with 8.7 recompletions that are in progress, all net to the Trust. Blackbeard has advised that 3 horizontal wells were drilled and completed.

As of the end of October, approximately $47.4 million of revenue has been generated by the 2020-2021 budgeted projects.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,096 of oil and 12,056 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 16,200 barrels of oil and 10,787 of gas. The average price for oil was $74.85 per bbl and for gas was $7.46 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,444,346. Deducted from these were taxes of $137,594 resulting in a Net Profit of $1,306,753 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,241,415 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	133,626	369,258	100,220	276,944	*	$80.18	$8.89	**
Texas Royalties	18,096	12,056	16,200	10,787	*	$74.85	$7.46	**
Prior Month
Waddell Ranch	120,643	265,108	90,482	198,831	*	$70.09	$6.36	**
Texas Royalties	17,123	10,650	15,191	9,442	*	$68.94	$7.36	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $94,095 resulting in a distribution of $1,147,760 to 46,608,796 units outstanding, or $0.024625 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839